Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Quarterly Revenue of $11.6 Million

Hackensack, NJ – December 12, 2023 – Champions Oncology, Inc. (Nasdaq: CSBR), a global preclinical and clinical research services provider that offers end-to-end oncology solutions, today announced its financial results for its second quarter of fiscal 2024, ended October 31, 2023.

Second Quarter and Recent Highlights:

•Second quarter revenue of $11.6 million, a decline of 19%
•Revised fiscal year 2024 revenue guidance to be generally in-line with last year's results
•Strong quarterly bookings
•European lab received ISO accreditation and ATS certification
•Hired Brady Davis as President to develop new strategic initiatives

Ronnie Morris, CEO of Champions, commented, “As discussed during our first quarter earnings call, we’re navigating through a challenging economic environment, specifically in the biotech sector, that began approximately one year ago. While our short-term results were weaker than we’re accustomed to delivering, demand for our services has re-accelerated and we will emerge stronger over the coming quarters as we’re witnessing positive trends in customer spending and a reduction in cancellations.” Morris added, “Our drug discovery initiative, operating under a wholly owned subsidiary, Corellia AI, continues to progress as we’re building therapeutic programs around two lead targets while other, new targets are being identified. We remain actively engaged with investors in an effort to raise capital to support and accelerate these programs.”

David Miller, CFO of Champions, added, “As we’ve guided over the last several quarters, the increase in study cancellations during fiscal year 2023, primarily stemming from the economic impact on our customers’ R&D budgets, would lead to lower revenue in the first half of 2024, pressuring margins and profitability. Results were a bit weaker than expected and, as a result, we’re reducing our year-end

Exhibit 99.1
revenue guidance and anticipating our year over year revenue growth will be generally flat. However, we believe our quarterly results will gradually improve going forward and, long term, we are well-positioned for continued growth as the underlying fundamentals of our business are strong, our sales pipeline is healthy, and our balance sheet is sound.”

Second Fiscal Quarter Financial Results

Total revenue for the second quarter of fiscal 2024 was $11.6 million compared to $14.3 million for the same period last year, a decrease of 19.0%. The decline in revenue was primarily from customer cancellations in prior quarters which led to lower study revenue in the second quarter. Total costs and operating expenses for the second quarter of fiscal 2024 were $13.5 million compared to $14.3 million for the second quarter of fiscal 2023, a decrease of $746,000 or 5.2%.

For the second quarter of fiscal 2024, Champions reported a loss from operations of $2.0 million, including $53,000 in stock-based compensation and $484,000 in depreciation and amortization expenses, compared to income from operations of $7,000, inclusive of $119,000 in stock-based compensation and $560,000 in depreciation and amortization expenses, in the second quarter of fiscal 2023. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss of $1.4 million for the second quarter of fiscal 2024 compared to adjusted EBITDA of $686,000 in the second quarter of fiscal 2023.

Cost of oncology solutions was $6.6 million for the three-months ended October 31, 2023, a decrease of $825,000, or 11.1% compared to $7.4 million for the three-months ended October 31, 2022. The decrease in cost of sales was primarily from a reduction in compensation and supply expenses along with lower outsourced lab service costs. For the three-months ended October 31, 2023, total gross margin was 42.8% compared to 47.9% for the three-months ended October 31, 2022. The lower margin resulted primarily from a decline in top line revenue against relatively unchanged fixed costs within cost of sales.

Research and development expense for the three-months ended October 31, 2023 was $2.5 million, a slight decrease of $89,000 or 3.4%, compared to $2.6 million for the three-months ended October 31, 2022. For the second quarter of fiscal year 2024, approximately $1.2 million of the Company’s R&D expense was directed towards our target discovery program. Sales and marketing expense for the three-months ended October 31, 2023 was $1.8 million, a slight increase of $95,000, or 5.6%, compared to $1.7 million for the three-months ended October 31, 2022. General and administrative expense for the three-months ended October 31, 2023 was $2.6 million, a slight increase of $73,000, or 2.9%, compared to $2.5 million for the three-months ended October 31, 2022.

Net cash provided by operating activities was approximately $600,000 for the three-months ended October 31, 2023 and was primarily due from increases in accounts receivable collections and deferred revenue. Net cash used in investing activities was approximately $150,000 for investment in additional lab and computer equipment. Net cash provided by financing activities was approximately $200,000 primarily from proceeds from options exercises.

Year-To-Date Financial Results

For the first six months of fiscal 2024, revenue decreased 13.9% to $24.1 million compared to $28.0 million for the first six months of fiscal 2023. The decline in revenue was primarily from customer cancellations in fiscal year 2023 resulting in lower study revenue in the first half of fiscal year 2024.

Exhibit 99.1
Total costs and operating expenses for the first six months of fiscal 2024 were $28.6 million compared to $28.3 million for the first six months of fiscal 2023, an increase of $338,000 or 1.2%.

For the first six months of fiscal 2024, Champions reported a loss from operations of $4.5 million, including $476,000 in stock-based compensation and $929,000 in depreciation and amortization expenses, compared to a loss from operations of $277,000, inclusive of $325,000 in stock-based compensation and $1.1 million in depreciation and amortization expenses, in the first six months of fiscal 2023. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported an adjusted EBITDA loss of $3.1 million for the first six months of fiscal 2024 compared to adjusted EBITDA of $1.1 million in the first six months of fiscal 2023.

Cost of oncology solutions was $14.3 million for the six-months ended October 31, 2023, a decrease of $193,000, or 1.3% compared to $14.5 million for the six-months ended October 31, 2022. For the six-months ended October 31, 2023, total gross margin was 40.7% compared to 48.3% for the six-months ended October 31, 2022. The lower margin resulted from lower revenue against a generally unchanged cost base.

Research and development expense for the six-months ended October 31, 2023 was $5.3 million, a slight decrease of $183,000 or 3.3%, compared to $5.5 million for the six-months ended October 31, 2022. The decrease was primarily from a reduction in core product R&D expenses. Approximately $2.5 million of the Company’s R&D expense was directed towards our target discovery program for the first half of fiscal year 2024. Sales and marketing expense for the six-months ended October 31, 2023 was $3.5 million, a slight increase of $99,000, or 2.9%, compared to $3.4 million for the six-months ended October 31, 2022. General and administrative expense for the six-months ended October 31, 2023 was $5.5 million, an increase of $615,000, or 12.5%, compared to $4.9 million for the six-months ended October 31, 2022. The increase was primarily due to an increase in compensation and recruiting expenses offset by a reduction in IT costs.

Net cash used in operating activities was $3.4 million for the six-months ended October 31, 2023. The cash used in operating activities was primarily due to an increase in net loss from operations excluding non-cash expenses. Net cash used in investing activities was $800,000 and was primarily from investment in additional lab equipment. Net cash used in financing activities was approximately $382,000 and was primarily from repurchases of common stock related to our stock buy-back program offset by proceeds from options exercises.

The Company ended the quarter with cash and cash equivalents on hand of approximately $5.5 million. The Company has no debt.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 589886, or provide the verbal reference "Champions Oncology".
Full details of the Company’s financial results will be available by December 13, 2023 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information

Exhibit 99.1
See the attached Reconciliation of GAAP net loss to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP income (loss) per share amounts for the three months ended October 31, 2023 and 2022. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP net income (loss) per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies and may not be applicable for the current reporting period.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2023 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Net loss - GAAP	$(2,071)	$(16)	$(4,637)	$(335)
Less:
Stock-based compensation	53	119	476	325
Net Income (loss) - Non-GAAP	$(2,018)	$103	$(4,161)	$(10)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
EPS – GAAP, basic and diluted	$(0.15)	$—	$(0.34)	$(0.02)
Less:
Effect of stock-based compensation on EPS	—	0.01	0.04	0.02
EPS - Non-GAAP, basic and diluted	$(0.15)	$0.01	$(0.30)	$—

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Oncology services revenue	$11,573	$14,281	$24,134	$28,026
Cost of oncology services	6,618	7,443	14,302	14,495
Research and development	2,515	2,604	5,308	5,491
Sales and marketing	1,795	1,700	3,491	3,392
General and administrative	2,600	2,527	5,540	4,925
Income (loss) from operations	(1,955)	7	(4,507)	(277)
Other loss	(105)	(9)	(91)	(27)
Loss before provision for income taxes	(2,060)	(2)	(4,598)	(304)
Provision for income taxes	11	14	39	31
Net loss	$(2,071)	$(16)	$(4,637)	$(335)

Net loss per common share outstanding
basic	$(0.15)	$—	$(0.34)	$(0.02)
and diluted	$(0.15)	$—	$(0.34)	$(0.02)

Weighted average common shares outstanding
basic	13,497,061	13,528,643	13,529,629	13,521,496
and diluted	13,497,061	13,528,643	13,529,629	13,521,496

Condensed Consolidated Balance Sheets

	October 31, 2023	April 30, 2023
	(unaudited)
Cash and cash equivalents	$5,513	$10,118
Accounts receivable, net	7,724	8,011
Other current assets	780	1,328
Total current assets	14,017	19,457

Operating lease right-of-use assets, net	6,816	7,318
Property and equipment, net	6,941	7,186
Other long term assets	185	15
Goodwill	335	335
Total assets	$28,294	$34,311

Accounts payable and accrued liabilities	$6,559	$7,604
Current portion of operating lease liabilities	1,275	1,208
Other current liabilities	148	145
Deferred revenue	12,968	12,776
Total current liabilities	20,950	21,733

Non-current operating lease liabilities	6,775	7,391
Other Non-current Liability	476	551
Total liabilities	28,201	29,675

Stockholders’ equity	93	4,636
Total liabilities and stockholders’ equity	$28,294	$34,311

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended October 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(4,637)	$(335)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Stock-based compensation expense	476	325
Operating lease right-of use assets	502	542
Depreciation and amortization expense	929	1,088
Loss on disposal of equipment	65	—
Allowance for doubtful accounts	234	130
Changes in operating assets and liabilities	(971)	1,341
Net cash provided by (used in) operating activities	(3,402)	3,091

Cash flows from investing activities:
Purchases of property and equipment	(821)	(1,358)
Net cash used in investing activities:	(821)	(1,358)

Cash flows from financing activities:
Repurchases of common stock	(634)	—
Proceeds from the exercise of stock options	252	86
Net cash provided by (used in) financing activities:	(382)	86

Net increase (decrease) in cash	(4,605)	1,819
Cash at beginning of period	10,118	9,007
Cash at the end of period	$5,513	$10,826